EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated December 8, 2008 (the “Effective Date”), and is entered into by and between Gateway International Holdings, Inc., a Nevada corporation (“the Company”), and Timothy D. Consalvi, an individual (“Executive”).

RECITALS

            WHEREAS, Executive was previously employed as the Company’s Chief Executive Officer pursuant to an employment agreement dated February 1, 2007;

WHEREAS, this Agreement is meant to replace the previous employment agreement in full;

WHEREAS, the Company desires to employ Executive as President of its wholly-owned subsidiary, All American CNC Sales, Inc.; and

            WHEREAS, Executive wishes to accept employment by the Company as President of All American CNC Sales, Inc. (“All American”);

            NOW, THEREFORE, the Company and Executive hereby agree as follows:

AGREEMENT

1.	EMPLOYMENT.

1.1.            General.  The Company hereby employs Executive in the capacity of President of All American commencing with the Effective Date (as defined below).  Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

1.2.            Duties.  During Executive’s employment with the Company, Executive shall report directly to the Company’s Chief Executive Officer and/or its Board of Directors and shall be responsible for performing those duties for All American consistent with the position of President of a company and as may from time to tome be reasonably assigned to or requested of Executive by the Company’s Chief Executive Officer or its Board of Directors.  Executive shall use his reasonable efforts to perform faithfully and effectively such responsibilities.  Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of the Company.

1.3.            Full-Time Position.  Executive, during his employment with the Company, shall devote all of his business time, attention and skills to the business and affairs of the Company.  Executive shall not, during the term of this Agreement, be engaged in any other business activity without the prior consent of the Company’s Board of Directors, provided, however, that this restriction shall not be construed as preventing Executive from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliates.

1.4.            Representations of Executive.  To induce the Company to enter into this Agreement, Executive represents and warrants to the Company that as of the Effective Date: (a) Executive will not be a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; (b) Executive will not be subject to restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive’s right or ability to: (i) enter the employ of the Company, or (ii) perform fully his duties and obligations pursuant to this Agreement; and (c) to the best of Executive’s knowledge no material litigation is pending or threatened against Executive or any business or business entity owned or controlled by Executive, except as set forth in the Company’s periodic filings with the Securities and Exchange Commission.

1.5.            Location of Employment.  Executive’s principal place of employment during his employment with the Company shall be in Orange County, California.

2.	TERM AND RENEWAL.

The term of this Agreement shall commence on the Effective Date.  The initial term of this Agreement (the “Initial Term”) shall be for a period commencing on the Effective Date and shall continue for a period of one (1) year thereafter, unless sooner terminated as provided in Section 4.1.  Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless either party shall have given written notice to the other party not less than 90 days prior to the expiration of the Initial Term or any successive term of its intent not to renew this Agreement (the “Initial Term,” together with any subsequent employment period or periods, being referred to herein as the “Term”).

3.	COMPENSATION AND BENEFITS.

3.1.            Salary.  The Company shall pay to Executive, the Executive shall accept, as full compensation for any and all services rendered and to be rendered by him to the Company and All American in all capacities during the Term of his employment under this Agreement (including the continued performance of his obligations under Section 5), a base salary at the annual rate of $200,000 (“Base Salary”), payable in biweekly installments of $7,692.30.

3.2.            Employee Benefits.  Executive shall be entitled to participate in tax-qualified and nonqualified deferred compensation and retirement plans, group term life insurance plans, short-term and long-term disability plans, employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally, and as may be in effect from time to time.

3.3.            Vacation.  Executive shall be entitled to paid vacation of three (3) weeks annually, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies.

3.4.            Business Expenses.  The Company shall reimburse Executive for any and all necessary, customary and usual business expenses, properly receipted in accordance with the Company’s policies reasonably incurred by Executive on behalf of the Company.  The Company shall provide Executive with an appropriate automobile, shall pay all gasoline, maintenance and repair costs, and shall replace the automobile with a new model not less often than every two years.

3.5.            Withholding.  All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

3.6.            Bonuses and Stock Participation.  Executive shall be entitled to participate in any executive and director bonuses and stock participation or option plans which may be adopted by the Company from time to time as shall be determined by the Board of Directors of the Company.

3.7.            Medical Benefits.  Executive will be covered without cost in the healthcare plans maintained by the Company in which its executives participate.  The Company currently has a health maintenance organization (“HMO”) and a preferred provider plan (“PPO”). Executive’s family may be included on a contributory basis in the Company’s HMO and PPO plans, and Executive and his family may be included on a contributory basis in any other medical plans, including dental and visual, which the Company may maintain at any time.

4.	TERMINATION OF EMPLOYMENT.

4.1.            Events of Termination.  Executive’s employment with the Company shall terminate upon the occurrence of any one or more of the following events:

4.2.            Death.  In the event of Executive’s death, Executive’s employment shall terminate on the date of death.

  4.2.1.    Disability.  In the event of Executive’s Disability (as hereinafter defined), the Company shall have the option to terminate Executive’s employment by giving a notice of termination to Executive.  The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, and which continues for more than 120 consecutive days or more than 180 days out of 365 consecutive days.  The Board of Directors shall have the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

4.2.2.        Termination by the Company for Cause.  The Company may, at its option, terminate Executive’s employment for Cause (as hereinafter defined), based on objective factors determined in good faith by a majority of the Board of Directors, by giving a notice of termination to Executive specifying the reasons for termination and, if Executive shall fail to cure such reasons within ten (10) days of receiving the notice of termination, his Employment shall terminate at the end of such 10-day period, provided that in the event the Board of Directors in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then such cure period shall not apply and Executive’s employment shall terminate on the date of Executive’s receipt of the notice of termination.  “Cause” shall mean (a) Executive’s conviction of, guilty or “no contest” plea to, or confession of guilt of a felony, or (b) a willful act by Executive which constitutes gross misconduct and which is materially injurious to the Company, including, but not limited to, theft, fraud or other illegal conduct.

4.2.3.        Termination by Executive for Good Reason.  Executive may terminate Executive’s employment at any time for Good Reason.  As used herein, “Good Reason” shall mean either (a) the failure of the Company to observe or comply with any of the material terms or provisions of this Agreement after written notice from Executive to the Company specifying the grounds for termination and the Company fails within ten (10) days after receipt of such notice to cure such failure, (b) any actions taken by the Company which prevent Executive from carrying out his duties as President after written notice from Executive to Company specifying the grounds for termination and the Company fails within ten (10) days after receipt of such notice to cure such actions, or (c) a “Change of Control” (as defined in Exhibit A hereto) pursuant to which Executive is not retained by the Company (or other surviving or successor entity following such Change of Control) on substantially the same terms as provided herein.

4.2.4.        Termination by Executive without Good Reason.  Executive may terminate Executive’s employment for any reason whatsoever by giving written notice of termination to the Company.  Executive’s employment shall terminate on the earlier of (a) the date, following the date of the notice of termination, upon which a suitable replacement for Executive is found by the Company or (b) thirty (30) days after the date of receipt by the Company of the notice of termination.

4.3.            Certain Obligations of the Company Following Termination of Executive’s Employment.   Following the termination of Executive’s employment under the circumstances described below, the Company shall pay to Executive the following compensation and provide the following benefits:

4.3.1.        Obligations following Death.  In the event that Executive’s employment is terminated by reason of Executive’s death, Executive’s estate shall be entitled to the following payments:

(a)	Base Salary through the date Executive’s employment is terminated;
(b)	Any additional compensation prorated to the date of death of Executive; and
(c)
The Company shall pay to Executive’s estate the amounts, and shall provide all benefits generally available under the employee benefit plans, policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices in each case, as accrued to the date of termination or otherwise payable as a consequence of Executive’s death.

4.3.2.        Obligations following Disability.  In the event that Executive’s employment is terminated by reason of Executive’s Disability, Executive shall be entitled to the following payments:

(a)	Base Salary through the date Executive’s employment is terminated;
(b)	Any additional compensation, prorated to the date of Executive’s termination due to Executive’s disability; and
(c)
The Company shall pay to Executive the amounts and shall provide all benefits generally available under the employee benefit plans, policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices in each case, as accrued to the date of termination or otherwise payable as a consequence of Executive’s disability.

4.3.3.        Obligations following Termination by Executive without Stated Reason or by the Company for Cause.  In the event Executive’s employment is terminated by Executive pursuant to Section 4.1.5 hereof (“Termination by Executive without Stated Reason”) or by the Company pursuant to Section 4.1.3 hereof (“Termination by the Company for Cause”), Executive shall be entitled to no further compensation or other benefits under this Agreement except as to that portion of any unpaid Base Salary and other benefits accrued and earned by him hereunder, up to and including the effective date of such termination.

4.3.4.        Obligations following Termination by the Company without Cause or by Executive for Good Reason.  In the event this Agreement is terminated by the Company by notice given pursuant to Section 2 hereof (“Term and Renewal”), or terminated by the Company during a Term without Cause, or is terminated by Executive for Good Reason pursuant to Section 4.1.4 hereof (“Termination by Executive for Good Reason”), the Company shall pay to Executive in a lump sum at termination an amount equal to 75% of his then current Base Salary (which shall include any increases in the Base Salary of the Initial Term) and provide the medical benefits set forth in Section 3.7 hereof during the period commencing on the termination date and ending nine (9) months thereafter.  In the event of termination prior to year-end, Executive shall be entitled to (i) payment of any bonuses payable for such year pro rated to the effective date of termination and (ii) any stock options which have been granted to Executive but have not vested as of the termination date.

4.4.            Nature of Payments.  All amounts to be paid by the Company to Executive pursuant to this Section 4 are considered by the parties to be severance payments.  In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

4.5.            Duties Upon Termination.  Upon termination of Executive’s employment with the Company pursuant to Sections 4.1.1 through 4.1.5 hereof or upon expiration of the Term, Executive shall be released from any duties and obligations hereunder (except those duties and obligations set forth in Section 5).

5.	RESTRICTIVE COVENANTS.

5.1.            Acknowledgment.  Executive acknowledges that (i) he has a major responsibility for the operation, administration, development and growth of the Company’s business, and that of its subsidiaries, (ii) his work for the Company and its subsidiaries has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and those of its subsidiaries, and (iii) the agreements and covenants contained in this Section 5 are essential to protect the business interest of the Company and that the Company will not enter into this Agreement but for such agreements and covenants.  Accordingly, Executive covenants and agrees as follows:

5.1.1.        Noncompetition.  Except as otherwise provided for in this Agreement, during the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement (the “Termination Period”), Executive shall not, directly or indirectly, compete with respect to any services or products of the Company which are either offered or are being developed by the Company, or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, executive, principal, agent, creditor, trustee, consultant, co-venturer or otherwise) with any individual, corporation, firm association, partnership, joint venture or other business entity, which competes with respect to any services or products of the Company which are either offered or are being developed by the Company, provided, however, that Executive may own, solely as an investment, not more than one percent (1%) of any class of securities of any publicly held corporation in competition with the Company whose securities are traded on any national securities exchange in the United States of America.

5.1.2.        Nonsolicitation.  During the Term of this Agreement and during the Termination Period, Executive shall not, directly or indirectly, (i) induce or attempt to influence any employee of the Company to leave its employ, (ii) aid or agree to aid any competitor, customer or supplier of the Company in any attempt to hire any person who shall have been employed by the Company within the twelve (12) month period preceding such requested aid, or (iii) induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of such period to transact business with a competitor of the Company.

5.1.3.        Nondisclosure.  During the Term of this Agreement, the Termination Period, if applicable, and thereafter, Executive shall not disclose to anyone, other than in the performance of his duties, any information about the affairs of the Company, including, without limitation, trade secrets, trade “know-how”, inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, which is confidential to the Company or is not generally known in the relevant trade, nor shall Executive make use of any such information for his own benefit.  Any technique method, process or technology used by the Company shall be considered a “trade secret” for the purposes of this Agreement.

5.1.4.        Confidentiality.  Executive hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by the Company are the property of the Company and shall not be used by him in any way adverse to the Company’s interests.  Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company.  Executive hereby assigns to the Company any rights that he may have in any such trade secret or proprietary information.

5.1.5.        Limitations on Restrictive Covenants.  Executive is leaving his post as Chief Executive Officer of Gateway International Holdings, Inc., and Chief Executive Officer of Eran Engineering, and Chief Executive Officer of All American CNC Sales, Inc., and Chief Executive Officer of EM Tool Co, Inc.  The Company agrees that if Executive becomes Chief Executive Officer of All American after termination of this Agreement the restrictive covenants provided for by Sections 5.1 will not be interpreted or applied in any way that will interfere with the customary and regular duties of Executive as the Chief Executive Officer of All American.

5.2.            Remedies for Breach.  If Executive breaches, or threatens to commit a breach of Section 5.1, the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

5.2.1.        Payments.  Executive shall account for and pay over to the Company all compensation, profits, and other benefits, after taxes, which inure to Executive’s benefit which are derived or received by Executive or any person or business entity controlled by Executive resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

5.2.2.        Injunctive Relief.  Notwithstanding the provisions of subsection 5.2.1 above, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Section 5, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

5.3.            Jurisdiction.  The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6.	MISCELLANEOUS PROVISIONS.

6.1.            Severability.  If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.2.            Execution in Counterparts.  This Agreement may be executed in on or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.3.            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered via overnight mail or via facsimile (with written confirmation of receipt) as follows:

If to Executive:	Timothy D. Consalvi
2642 East Denise Avenue
Orange, CA 92867
Facsimile No. ________________

If to the Company:	Gateway International Holdings, Inc.
3840 East Eagle Drive
Anaheim, CA 92807
Attn. Chief Executive Officer
Facsimile No. _________________

with a copy to:	The Lebrecht Group, APLC
9900 Research Dr.
Irvine, CA  92618
Attn.  Craig V. Butler, Esq.
Facsimile No. (949) 635-1244

Or to such other address as a party hereto shall have designated by like notice to the other party hereto.

6.4.            Amendment.  No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

6.5.            Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

6.6.            Applicable Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to employment contracts made and to be wholly performed therein without regard to its conflicts or choice of law provisions.  Any dispute under this Agreement shall be under the jurisdiction of the federal and state courts having jurisdiction over Orange County, California.

6.7.            Headings.  The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

6.8.            Binding Effect: Successors and Assigns.  Executive may not delegate his duties or assign his rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

6.9.            Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement.  No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

6.10.           Representations and Warranties.  Executive and the Company hereby represent and warrant to the other that: (a) Executive has full power, authority and capacity to execute and deliver this Agreement and to perform Executive’s obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive is a party or Executive is otherwise bound and (c) this Agreement is Executive’s valid and binding obligation in accordance with its terms.

6.11.           Enforcement.  Except as otherwise provided herein, if any party institutes legal action or other dispute resolution proceedings to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees at all levels of the proceeding, and the expenses and costs incurred by such prevailing party in connection therewith.

6.12.           Arbitration.  The parties agree to arbitrate any disputes arising under this Agreement (except for requests for injunctive relief) through the commercial rules of the American Arbitration Association in the County of Orange, California, or such other place that is mutually agreed upon by the parties.  Further, the parties hereby waive any objection based on personal jurisdiction, venue or forum nonconveniens in any arbitration or action brought under this Agreement.  The decision and award rendered by the arbitrators shall be final and binding.  Judgment upon the award may be entered in any court having jurisdiction thereof.

6.13.           Continuing Effect.  Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

6.14.           Construction.  Both parties have cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

6.15.           Expenses.  Each party to this Agreement agrees to bear his or its own expenses in connection with the negotiation and execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Gateway International Holdings, Inc.,	Timothy D. Consalvi,
a Nevada corporation	an individual

/s/ George Colin	/s/ Timothy D. Consalvi
By: George Colin	Timothy D. Consalvi
Its: Chief Executive Officer

Exhibit A to Employment Agreement between
Gateway Holdings International, Inc. and Timothy D. Consalvi

As used in the Agreement, the phrase “Change in Control” shall mean:

(a)
Except as provided by subparagraph (b) hereof, the acquisition by any person, entity or “group”, within the meaning of Section 13(d) (3) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3) promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company, or

(b)	Approval by the Board of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

(i)
a merger or consolidation which would result in the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such merger or consolidation; or

(ii)
a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company outstanding immediately after such merger or consolidation; or

(iii)
Approval by the Board of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets (other than a liquidation or sale pursuant to which all or substantially all of the Company’s assets continue to be owned by an affiliate of the Company).